CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Villarreal
	Senior Vice President and	Media Contact: Diane Zappas
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

New York, NY, December 4, 2008 -- Finlay Enterprises, Inc. (OTC Bulletin Board: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, announced today its financial results for the third quarter and first nine months of fiscal 2008. Results from the prior year period ended November 3, 2007 exclude from continuing operations the results from Parisian stores that closed in fiscal 2007, which have been classified as discontinued operations in accordance with generally accepted accounting principles (GAAP).

Third Quarter Results

Sales for the third quarter increased 12.9% to $160.3 million compared to $141.9 million in the comparable period of 2007. Specialty jewelry stores consisting of Carlyle, Congress, and Bailey Banks & Biddle, which was acquired in November 2007, contributed sales of $58.0 million for the third quarter, as compared to $23.6 million for the same period last year. Comparable store sales (stores open for the same months during the comparable period) for the third quarter, excluding the Macy’s and Lord & Taylor stores scheduled to close at year-end, decreased 13.5%. Including these stores, comparable store sales decreased 14.9%.

For the thirteen weeks ended November 1, 2008, the Company reported a loss from continuing operations of $20.8 million, or $2.23 per share, compared to a loss of $7.5 million, or $0.82 per share, in the third quarter of fiscal 2007. Loss from operations before depreciation and amortization expenses (EBITDA) for the third quarter totaled $21.2 million, compared to a loss of $5.2 million in the prior year period. See Reconciliation of EBITDA in the attached tables.

The current quarter and nine month period loss from continuing operations and EBITDA reflect the expected interim loss associated with the Bailey Banks & Biddle division, which was not included in the prior year results. As is the case with most jewelry retailers, the fourth quarter for Bailey Banks & Biddle is expected to account for the majority of its sales and EBITDA for the fiscal year.

Nine Month Results

On a continuing operations basis, sales for the nine months ended November 1, 2008 increased 22.8% to $556.0 million compared to $452.8 million in the first nine months of fiscal 2007. Specialty jewelry stores contributed sales of $210.6 million for the nine month period as compared to $77.9 million in 2007. Comparable store sales for the nine months, excluding the Macy’s and Lord & Taylor stores, decreased 7.0%. Including these stores, comparable store sales decreased 7.9%.

For the thirty-nine weeks ended November 1, 2008, the Company reported a loss from continuing operations of $44.1 million, or $4.75 per share, compared to a loss of $23.7 million, or $2.61 per share, for the thirty-nine weeks ended November 3, 2007. EBITDA for the nine months totaled a loss of $32.2 million compared to a loss of $8.5 million in the prior year period.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc. commented, “Our results for the third quarter were significantly impacted by an increasingly challenging macro economy and ongoing weakness in consumer confidence. In taking these difficult conditions into account, we are continuing to manage our business conservatively and are approaching our planned expenditures in a disciplined manner. We are carefully monitoring our inventory levels and remain highly focused on maximizing our liquidity position.”

Company Outlook

Given the uncertainty of the macroeconomic environment in which the Company is currently operating, management has continued not to comment on the Company’s guidance for the full year.

Conference Call

The Company’s management will host a conference call to review results and answer questions. The conference call will be held today, December 4, 2008, at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company’s website http://www.finlayenterprises.com and will remain available for approximately 90 days.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States and achieved sales of $835.9 million in fiscal 2007. The number of locations at the end of the third quarter of fiscal 2008 totaled 778, including 67 Bailey Banks & Biddle, 35 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performance or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

- financial tables follow -

FINLAY ENTERPRISES, INC.
Consolidated Statements of Operations and other information
(in thousands, except share and per share data)
(unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2008		November 3, 2007		November 1, 2008		November 3, 2007
Sales	$160,286	100.0%	$141,918	100.0%	$555,956	100.0%	$452,793	100.0%
Cost of sales	93,221	58.2	77,946	54.9	311,949	56.1	244,079	53.9
Gross margin	67,065	41.8	63,972	45.1	244,007	43.9	208,714	46.1
Selling, general and administrative expenses	88,314	55.1	69,133	48.7	276,205	49.7	217,186	48.0
Depreciation and amortization	4,509	2.8	3,611	2.6	13,936	2.5	10,858	2.4
Loss from operations	(25,758)	(16.1)	(8,772)	(6.2)	(46,134)	(8.3)	(19,330)	(4.3)
Interest expense, net	9,048	5.6	6,763	4.7	26,620	4.8	19,253	4.2
Loss from continuing operations before
income taxes	(34,806)	(21.7)	(15,535)	(10.9)	(72,754)	(13.1)	(38,583)	(8.5)
Benefit for income taxes	(14,033)	(8.8)	(8,014)	(5.6)	(28,688)	(5.2)	(14,854)	(3.3)
Loss from continuing operations (1)	(20,773)	(12.9)	(7,521)	(5.3)	(44,066)	(7.9)	(23,729)	(5.2)
Discontinued operations, net of tax	-	-	-	-	-	-	236	-
Net loss	$(20,773)	(12.9)%	$(7,521)	(5.3)%	$(44,066)	(7.9)%	$(23,493)	(5.2)%

Net income (loss) per share applicable to
common shares - Basic and Diluted:
Loss from continuing operations	$(2.23)		$(0.82)		$(4.75)		$(2.61)
Discontinued operations, net of tax	$-		$-		$-		$0.03
Net loss	$(2.23)		$(0.82)		$(4.75)		$(2.58)

Weighted average shares outstanding -
Basic & Diluted	9,319,522		9,120,000		9,286,472		9,088,943

Other information: EBITDA (2)	$(21,249)		$(5,161)		$(32,198)		$(8,472)

Reconciliation of EBITDA:
Loss from operations	$(25,758)		$(8,772)		$(46,134)		$(19,330)
Add: Depreciation and amortization	4,509		3,611		13,936		10,858
EBITDA	$(21,249)		$(5,161)		$(32,198)		$(8,472)

1)
Included in continuing operations for the third quarter and first nine months of fiscal 2008 are pre-tax charges totaling $0.9 million, or $0.06 per share, and $2.8 million, or $0.18 per share, respectively, associated with severance for field personnel and accelerated depreciation in conjunction with the Macy’s and Lord & Taylor anticipated store closings at the end of the current fiscal year.

2)
EBITDA, a non-GAAP financial measure, represents income (loss) from operations before depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements. EBITDA should not be construed as a substitute for net income or cash flow from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Finlay’s operating performance, financial position and cash flow as EBITDA is not defined by generally accepted accounting principles. Finlay has presented EBITDA, however, because it is commonly used by certain investors to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. Finlay’s computation of EBITDA may not be comparable to similar titled measures of other companies.

FINLAY ENTERPRISES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	November 1, 2008 (1)	November 3, 2007
Assets

Cash	$4,354	$2,905
Accounts receivable	21,619	25,422
Inventory	595,548	458,263
Other current assets	20,526	6,967
Total current assets	642,047	493,557
Fixed assets, net	75,650	53,950
Other assets	25,068	14,569
Total assets	$742,765	$562,076
Liabilities and Stockholders’ Equity
Short-term borrowings	$352,952	$124,572
Accounts payable	46,913	72,807
Other current liabilities	66,673	55,844
Total current liabilities	466,538	253,223
Long-term debt	200,000	200,000
Deferred income taxes and other non-current liabilities	6,152	8,899
Total liabilities	672,690	462,122
Total stockholders’ equity	70,075	99,954
Total liabilities and stockholders’ equity	$742,765	$562,076

1)	The balance sheet as of November 1, 2008 includes the assets and liabilities of Bailey Banks & Biddle, which was acquired on November 9, 2007.

###